Exhibit 10.8 2005 MOLEX SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (Effective as of January 1, 2006)

PLAN HISTORY
PLAN ACTION	ADOPTED	EFFECTIVE
Original	July 29, 2005	January 1, 2005
Amended and Restated	December 31, 2005	January 1, 2005
Amended and Restated	March 31, 2006	January 1, 2006

2005 Molex Supplemental Executive Retirement Plan

TABLE OF CONTENTS

Article 1. Establishment and Purposes		1
1.1	Establishment	1
1.2	Purposes	1

Article 2. Definitions		1
2.1	Definitions	1
2.2	Gender and Number	3

Article 3. Administration		3
3.1	The Committee	3
3.2	Authority of the Committee	3
3.3	Delegation of Committee Members’ Powers	4
3.4	Manner of Action of the Committee	4
3.5	Decisions Binding	4
3.6	Indemnification	4
3.7	Claims Procedures	4

Article 4. Eligibility and Participation		4
4.1	Eligibility	4
4.2	Notice of Eligibility	4
4.3	Right to Participation or Employment	4
4.4	Effect of Subsequent Ineligibility	4

Article 5. Company Contributions and Deferrals		4
5.1	Annual Company Contributions	4
5.2	Participant Deferral	4
5.3	Expatriate Deferral	5
5.4	Election.	5
5.5	Vesting	5

Article 6. Distribution of Benefits		5
6.1	Time of Distribution	5
6.2	Early Benefit Distribution.	5
6.3	Benefits Upon Separation From Service	5
6.4	Benefits Upon Disability	6
6.5	Benefits Upon Death	6
6.6	Payment Forms.	6
6.7	Changes to Time and Form of Payment.	6
6.8	Unforeseeable Emergency	6
6.9	Source of Assets for Benefits
6.1	Forfeitures	7
6.11	Withholding of Taxes	7

Article 7. Individual Accounts		7
7.1	Participants’ Accounts	7
7.2	Deferred Amounts	7
7.3	Earnings and Losses	7
7.4	Distributions	7
7.5	Participant Statements	7

i

Article 8. The Trust		7
8.1	Establishment of Irrevocable Trust	7
8.2	Trustee	7
8.3	Investment Funds	7
8.4	Investment Managers	8
8.5	Assets	8
8.6	Funding	8

Article 9. Investment Elections and Allocations		8
9.1	Investment Election	8
9.2	Change of Prior Election	8
9.3	Form of Election	8
9.4	Transfer of Funds	8
9.5	Allocating Distributions	8

Article 10. Beneficiary Designation		8
10.1	Designation of Beneficiary	8
10.2	Death of Beneficiary	8
10.3	Ineffective Designation	7

Article 11. Amendment and Termination		9
11.1	Right to Terminate and Amend	9
11.2	Notice of Termination	9
11.3	Effect of Termination	9
11.4	Limitations on Amendments	9
11.5	Merger, Consolidation, Reorganization, or Transfer	9

Article 12. Participation In And Withdrawal from the Plan By An Employer		9
12.1	Affiliate Participation in the Plan	9
12.2	Withdrawal from the Plan	10

Article 13. Miscellaneous		10
13.1	Costs of the Plan	10
13.2	Nontransferability	10
13.3	Successors	10
13.4	Severability	10
13.5	Applicable Law	10

ii

2005 MOLEX SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective as of January 1, 2006)

ARTICLE 1.

ESTABLISHMENT AND PURPOSES

1.1

Establishment.  Molex Incorporated, a Delaware corporation (the “Company”), established the 2005 Molex Supplemental Executive Retirement Plan effective as of January 1, 2005 (the “Plan”).  The Plan is hereby amended and restated effective January 1, 2006, to clarify various provisions under Section 409A of the Internal Revenue Code of 1986, as amended.  The Plan is a nonqualified retirement plan for key employees as described herein.  The Plan is intended to comply with the provisions of §409A of the Internal Revenue Code enacted under the American Jobs Creation Act of 2004, and any regulations issued thereunder.  The Plan shall be interpreted and administered consistent with this intent and shall apply to all amounts deferred under the Plan on or after January 1, 2005.

1.2

Purposes.  The purposes of the Plan are as follows:

(a)

Restoration of Qualified Benefits.  To restore the intended operation of the Profit Sharing Plan for a select group of management or highly compensated employees of an Employer by replacing benefits lost thereunder due to certain statutory restrictions.

(b)

Expatriate Deferrals.  To allow an Expatriate to defer up to 100% of Pay while he or she is expatriated out of the United States and therefore subject to tax in a foreign jurisdiction at rates significantly higher than the applicable United States Federal income tax rates.

(c)

Unfunded Plan.  To be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of §§201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

(d)

Discretionary Deferred Contributions.  To contribute funds above and beyond the restored qualified benefits set forth in Section 1.2(a).

ARTICLE 2.

DEFINITIONS

2.1

Definitions.  Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized:

(a)

“Account”.means the bookkeeping ledger established for each Participant for the purpose of tracking Deferred Amounts and earnings thereon and represents all Deferred Amounts plus (or minus) any gains (or losses) accruing as a result of Investment Elections.

(b)

“Affiliate”.means any corporation, organization, or entity which is under common control with the Company or which is otherwise required to be aggregated with the Company pursuant to paragraphs (b), (c), (m), or (o) of Code §414.

(c)

“Beneficiary”.means the person, trust, or other entity designated by the Participant to receive benefits that may become payable hereunder upon his or her death pursuant to Section 6.6 of the Plan.

(d)

“Bonus” means a payment of annual cash compensation earned for a fiscal year.

(e)

“Code”.means the Internal Revenue Code of 1986, as amended.

(f)

“Committee”.means the Special Subcommittee of the Executive Committee of the Company’s Board of Directors.

(g)

“Company”.means Molex Incorporated, a Delaware corporation.

(h)

“Company Contributed Deferred Amounts”.means the aggregate amount of Supplemental Profit Sharing Contributions and any discretionary amounts, if any, contributed by an Employer to the Participant’s Account.

(i)

“Deferral Election”.means the Participant’s election to defer his or her Company Contributed Deferred Amounts and/or Participant Contributed Deferred Amounts pursuant to Article 5.

(j)

“Deferral Form(s)”.means the form(s) that the Participant must complete and return to the Committee, in accordance with the rules and procedures as may be established by the Committee, in order to elect to defer Company Contributed Deferred Amounts and/or Participant Contributed Deferred Amounts under the Plan.

(k)

“Deferred Amounts”.means the aggregate amount of Company Contributed Deferred Amounts and Participant Contributed Deferred Amounts.

(l)

“Disability”.means the Participant is:

(i)

unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months; or

(ii)

by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of an Employer that then covers the Participant.

(m)

“Distribution Date”.means, for all Deferred Amounts except Expatriate Deferrals and Participant Deferrals, the earlier to occur of:

(i)

in the case of Disability, the date specified in Section 6.4;

(ii)

in the case of death, the date specified in Section 6.5; or

(iii)

in the case of Separation from Service other than for death or Disability, the date specified in Section 6.3.

For Expatriate Deferrals and Participant Deferrals, “Distribution Date” shall mean the earlier to occur of the Early Benefit Distribution election date or the dates specified above dependent upon the reason for the Participant’s Separation from Service.

(n)

“Early Benefit Distribution”.means the date elected by the Participant on his or her initial Deferral Form for the early distribution of his or her Expatriate Deferral and/or Participant Deferral, as provided in Section 6.2 of the Plan.

(o)

“Effective Date”.means January 1, 2005.

(p)

“Employer”.means the Company, and any corporation, organization or entity that is an Affiliate and either adopts the Plan pursuant to Section 12.1 or  continues the Plan as a successor under Section 13.3.

(q)

“ERISA”.means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

(r)

“Expatriate”.means an employee of an Employer who is expatriated out of the United States and is therefore subject to tax in a foreign jurisdiction at rates significantly higher than the applicable United States Federal income tax rates.

(s)

“Expatriate Deferral”.means the amount of Pay an Expatriate elects to defer while he or she is expatriated out of the United States pursuant to Section 5.4 that, but for such election, would have otherwise been paid to the Expatriate.

(t)

“Forfeiture”.means the unvested portion (in accordance with Section 5.6) of a Participant’s Account as of a participant’s Distribution Date.

(u)

“Investment Elections”.shall have the same meaning as defined with respect to the Trust Agreement described in Article 8.

(v)

“Participant”.means an employee of an Employer who has been approved for eligibility by the Committee as provided in Article 4.

(w)

“Participant Contributed Deferred Amounts”.means the aggregate amount of Expatriate Deferrals and Participant Deferrals.

(x)

“Participant Deferral”.means the amount of Pay a Participant elects to defer pursuant to Section 5.3 that, but for such election, would have otherwise been paid to the Participant.

(y)

“Pay”.means base Salary and Bonuses.

(z)

“Plan”.means the 2005 Molex  Supplemental Executive Retirement Plan, as amended.

(aa)

“Plan Year”.means the consecutive 12-month period beginning each January 1 and ending December 31.

(bb)

“Profit Sharing Plan”.means the Molex Incorporated Profit Sharing and Retirement Plan, as amended, or any successor plan thereto.

(cc)

“Salary” means base salary and payments of cash compensation other than Bonuses.

(dd)

“Separation from Service”.means the Participant’s termination of employment with the Employer for any reason, including retirement, death, or Disability, or as otherwise provided by the Department of Treasury or the Internal Revenue Service in regulations or other guidance promulgated under Code §409A.

(ee)

“Supplemental Profit Sharing Contributions”.means the Company contributions and other credits (e.g., forfeitures), as computed by the Committee in its sole discretion, made to a Participant’s Account to restore the net benefits lost under the Profit Sharing Plan as a result of limitations imposed by ERISA and the Code.

(ff)

“Trust Agreement”.or “Trust”.means the trust agreement and the trust established by the Company for the Plan, as described in Article 8.

(gg)

“Trustee”.means the original Trustee named in the Trust Agreement and any duly appointed successor thereto.

(hh)

“Unforeseeable Emergency”.means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or dependent (as defined in Code §152(a)), loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.  Any distribution made on account of an Unforeseeable Emergency shall be made pursuant to Section 6.8.

(ii)

“Vested Benefit”.means the amount equal to the vested portion (in accordance with Section 5.5) of a Participant’s Account at any time.  All Vested Benefits shall be determined by valuing the Participant’s Account as of the close of the business day immediately prior to the Distribution Date.

2.2

Gender and Number.  Except when otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

ARTICLE 3.

ADMINISTRATION

3.1

The Committee.  This Plan shall be administered by the Committee in accordance with any rules and regulations that the Committee shall establish from time to time, which are consistent with the provisions of this Plan.

3.2

Authority of the Committee.  The Committee shall have full power to make any determination that may be necessary or advisable for the Plan’s administration including, but not limited to, the following:

(a)

select employees for participation in the Plan including who is a key employee and which group or class of Participants are eligible to make which kind of deferrals;

(b)

determine the amount of Supplemental Profit Sharing Contributions, if any;

(c)

establish the maximum Participant Deferrals and Expatriate Deferrals, if any;

(d)

select and change from time to time the investment funds available;

(e)

construe and interpret the Plan and any agreement or instrument entered into hereunder;

(f)

determine whether a Participant has incurred a Disability or suffered an Unforeseeable Emergency; and

(g)

establish, amend, or waive rules and regulations for the Plan’s administration.

3.3

Delegation of Committee Members’ Powers.  A Committee member may delegate any or all of his or her rights, powers, duties, and discretions to any other Committee member, with the consent of the latter.  The Committee may delegate any or all of its powers, rights, duties, and discretions to an individual to act as “Administrator” who may, but need not be, a Committee member or an employee of the Company.  Such delegation and the acceptance thereof by such individual shall be in writing and written notice of such delegation shall be given to the Company.  To the extent the Committee has delegated its powers, rights, duties, and discretions to an Administrator, the term “Committee” as used in this Plan shall include such Administrator.

3.4

Manner of Action of the Committee.  The Committee members may act by meeting, or by writing signed without meeting, and may sign any document by signing one document or concurrent documents.

3.5

Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Employer, its owners, employees, Participants, and their estates and Beneficiaries.

3.6

Indemnification.  The Company shall indemnify and hold the members of the Committee, its and their delegates and each Employer’s directors, officers, and employees harmless from all claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of the good faith performance of their functions hereunder.

3.7

Claims Procedures.  Claims for benefits under the Plan shall be determined by the Committee, which shall have the sole discretionary authority to interpret the Plan, to determine factual matters under the Plan and to decide claims for benefits under the Plan.  The claims procedures used by the Committee under the Plan shall be the claims procedures set forth in the Profit Sharing Plan for claims for benefits under the Profit Sharing Plan.  Benefits shall be paid under the Plan only if the Committee determines in its discretion that the claimant is entitled to them.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1

Eligibility.  To be eligible to participate in the Plan for a given year, a person must be among a select group of management or highly compensated employees of an Employer, and selected for participation by the Committee, such that the Plan qualifies for a “top hat” exemption from most of the substantive requirements of Title I of ERISA, as described in Section 1.2(c).  Accordingly, the Committee may terminate the participation of any or all Participants in order to achieve and maintain this intended result.  The Committee shall have the sole discretion to determine eligibility pursuant to the Plan.

4.2

Notice of Eligibility.  Eligible employees shall be notified of their eligibility to participate prior to the beginning of each Plan Year in which they are eligible.

4.3

Right to Participation or Employment.  No employee shall have the right to be selected to participate in this Plan or, having been so selected, to be selected to participate in any future Plan Year.  Further, nothing in the Plan shall interfere with or limit in any way the right of an Employer to terminate any Participant’s employment at any time, nor confer upon any Participant a right to continue in the employ of an Employer.

4.4

Effect of Subsequent Ineligibility.  In the event a Participant ceases to be eligible for continued participation in the Plan for any reason, such individual shall become an inactive Participant, retaining all the rights relating to previous Deferred Amounts as described under the Plan, until such time that such individual again is determined by the Committee to be an active Participant or until Separation from Service.

ARTICLE 5.

COMPANY CONTRIBUTIONS AND DEFERRALS

5.1

Annual Company Contributions.  For each Plan Year, the Committee shall make a contribution equal to the Company Contributed Deferred Amounts to the Account of any Participant otherwise eligible pursuant to the Profit Sharing Plan.

5.2

Participant Deferral.  A Participant may elect to defer receipt of a portion of his or her Pay by delivering a properly executed Deferral Form to the Committee within the time specified in Section 5.4 (i.e., the Participant Deferral).   The Deferral Form shall designate the amount or percentage of Pay that is to be deferred.  The Committee shall have the sole discretionary authority to establish the maximum amount of Participant Deferrals a Participant shall make to the Plan each Plan Year.  The Deferral Election shall be irrevocable once effective.

5.3

Expatriate Deferral.  An Expatriate may elect to defer up to 100% of his or her Pay while he or she is expatriated out of the United States by delivering a properly executed Deferral Form to the Committee within the time specified in Section 5.4 (i.e., the Expatriate Deferral). The Deferral Form shall designate the amount or percentage of Pay that is to be deferred.  The Deferral Election shall be irrevocable once effective.

5.4

Election.

(a)

A Participant shall make the irrevocable election to defer any Participant Contributed Deferred Amounts under the Plan for any Plan Year by delivering to the Committee properly executed Deferral Form(s) made available by the Committee.  The Deferral Form shall clearly specify the time and form of payment of the Deferred Amount that are among the options provided for and approved by the Committee.  The Deferral Form shall be completed and filed with the Committee with respect to deferrals of Salary and Bonus before the beginning of the Plan Year commencing January 1, 2005 and before the beginning of each Plan Year thereafter for which the services are performed.  Notwithstanding the foregoing, a newly-hired Participant or an employee who becomes a Participant due to promotion or other such change to employment status, shall be given thirty (30) days after the date he or she is notified of his or her eligibility to participate in the Plan to complete and submit a Deferral Form.

(b)

Each properly completed and timely submitted Deferral Form shall become effective (i) as of the first day of the next following Plan Year for deferrals of Salary, and (ii) as of July 1 of each Plan Year for deferrals of Bonus; provided, that in the case of a newly-hired Participant, a properly completed and timely submitted Deferral Form shall become effective on the date provided to the Committee.

5.5

Vesting.  A Participant shall have a vested nonforfeitable interest in that portion of his or her Account attributable to Company Contributed Deferred Amounts in accordance with the provisions of Article V of the Profit Sharing Plan.  Participant Contributed Deferred Amounts shall be fully vested at all times.

ARTICLE 6.

DISTRIBUTION OF BENEFITS

6.1

Time of Distribution.  Distribution of a Participant’s Account shall commence as soon as administratively feasible following a Participant’s Distribution Date.  Notwithstanding any other provision of the Plan to the contrary, in no event shall the distribution of any Account be accelerated at a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Committee’s discretion, or otherwise, except as permitted by the Treasury Regulations issued or other governmental guidance providedpursuant to Code §409A.

6.2

Early Benefit Distribution.

(a)

A Participant may elect to receive an Early Benefit Distribution with respect to each Expatriate Deferral and/or Participant Deferral.  Such Early Benefit Distribution election shall be made in a lump sum payment as elected by the Participant on the Participant’s initial Deferral Form(s).  The Early Benefit Distribution election shall specify the date on which payment of the Expatriate Deferral and/or Participant Deferral shall be made and such specified date shall be (i) not less than two  years from the date such Early Benefit Distribution election is made; and (ii) no later than Separation from Service.  Except as otherwise provided in Section 6.7, the Early Benefit Distribution election shall be irrevocable.

(b)

A Participant’s Early Benefit Distribution election shall automatically terminate upon Separation from Service, at which time the provisions of Sections 6.3, 6.4 and 6.5 of the Plan shall govern distribution of the Participant’s Account.

6.3

Benefits Upon Separation From Service.  A Participant who has Separated from Service with an Employer other than on account of death or Disability shall receive payment of the balance in his or her Account as soon as administratively possible but in no event earlier than  the seventh month anniversary following the Participant’s Separation from Service and such payment shall be in the following form:

•

Separation from Service on or after age 59½, the Participant shall receive payments in accordance with the elections on the Participant’s currently effective  Deferral Form(s);

•

Separation from Service before age 59 ½, the Participant shall receive a single lump sum payment.

6.4

Benefits Upon Disability.  A Participant who has incurred a Disability shall receive distribution of his or her Account as soon as is administratively feasible following the Committee determination of the Participant’s Disability.  The Committee shall have the sole discretionary authority to determine whether a Participant has incurred a Disability.  Payment or payments shall be made in the form or forms elected by the Participant on the Participant’s currently effective Deferral Form.

6.5

Benefits Upon Death.  Upon a Participant’s death, the Committee shall pay to the Participant’s Beneficiary a benefit equal to the remaining balance in the Participant’s Account in a single lump sum payment.  Payment shall be made as soon as administratively feasible following the Participant’s death.

6.6

Payment Forms.

(a)

Unless a Participant otherwise elects in accordance with paragraph (b) below, a Participant’s Account shall be paid in a single lump sum.

(b)

In lieu of a lump sum form of payment, a Participant may elect to receive distribution of any Deferred Amount in the form of substantially equal annual installment payments.  A Participant may select the number of years within the options provided by the Committee in the election form(s) over which the aggregate amount of any Deferred Amount is to be paid, up to a maximum of five years.  Such election shall be made in the form(s) required by the Committee and shall be filed with the Committee with each Deferral Form.  During the payout period, earnings shall accrue on a Participant’s Account in the manner provided in Section 7.3.  The amount of each installment payment shall be equal to the balance remaining in the Participant’s Account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of installment payments remaining, with the last installment consisting of the balance of the Participant’s vested Account, as liquidated to close the Account.  A Participant may change his or her benefit payment election only as described in Section 6.7.  If no valid installment payment election is in effect when distribution is to be made, then payment of the Participant’s Account shall be made in a single lump sum.

6.7

Changes to Time and Form of Payment.

(a)

A Participant may extend an existing Early Benefit Distribution election for any Expatriate Deferral and/or Participant Deferral under the Plan, provided the distribution shall be deferred to a date that is at least five years after the date the distribution would otherwise have commenced.

(b)

A Participant who has elected a lump sum distribution may later change such election to installment payments, selecting a payment period from one to five years, provided the first installment payment shall be deferred to a date that is at least five years after the date the lump sum distribution would otherwise have been made.

(c)

A Participant who has elected to receive his or her Account Balance in installment payments may change such election so as to delay the start of the installment period (or extend the installment period to a maximum of five years), provided the commencement of the installment payment shall be deferred to a date that is at least five years after the date the initial installment payment would otherwise have commenced.  A Participant, however, shall not be permitted to change an installment election to a lump sum payment.

(d)

Any such election changes shall be completed in accordance with Committee rules, and shall not be effective unless made more than twelve (12) months before the date payment would otherwise be made or begin to be made.  Notwithstanding the foregoing, in accordance with Code §409A, election changes that have the effect of accelerating the time for payment shall be prohibited.

6.8

Unforeseeable Emergency.  A Participant may request that all or a portion of his or her vested Account balance be distributed at any time by submitting a written request to the Committee demonstrating that he or she has suffered an Unforeseeable Emergency, and that the distribution is necessary to alleviate the financial hardship created by the Unforeseeable Emergency.  The Committee shall have the sole discretionary authority to determine whether a Participant has suffered an Unforeseeable Emergency.  Upon the finding that the Participant has suffered an Unforeseeable Emergency, the Committee shall distribute to the Participant in a lump sum that portion of his or her Account necessary to satisfy the Unforeseeable Emergency, plus taxes attributable thereto, provided that the Committee has taken into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets, unless such liquidation itself would cause a severe financial hardship.  Distributions made pursuant to this Section 6.8 shall be made as soon as administratively practicable after the Committee has reviewed and approved the request.  Notwithstanding the foregoing, distributions due to Unforeseeable Emergencies shall only be made in accordance with regulations promulgated by the Department of Treasury or other guidance issued by the Internal Revenue Service under Code §409A.

6.9

Source of Assets for Benefits.  All Vested Benefits shall be paid first from the Trust, to the extent assets exist in the Trust and then, as necessary, by the Employer from other general assets.

6.10

Forfeitures.  Any Forfeitures shall be allocated to all Participants who received a Company Contributed Deferred Amount for that Plan Year in which the Forfeiture occurred in the same manner as the Profit Sharing Plan.

6.11

Withholding of Taxes.  The Employer shall have the right to require Participants to remit to the Employer an amount sufficient to satisfy Federal, state, and local tax withholding requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.

ARTICLE 7.

INDIVIDUAL ACCOUNTS

7.1

Participants’ Accounts.  The Employer shall establish and maintain individual Accounts for the Deferred Amounts made by each Participant hereunder.  Each Account may be further subdivided into subaccounts for the purpose of tracking the funds associated with each different form of payment and each Expatriate Deferral, if any.  The establishment and maintenance of Participants’ Accounts, however, shall not be construed as entitling any Participant to any specific assets of an Employer.

7.2

Deferred Amounts.  Deferred Amounts shall be credited to a Participant’s Account on the date of funding pursuant to Section 8.6.

7.3

Earnings and Losses.  Each Participant’s Account shall be credited with earnings (or losses) thereon daily or some less frequent time period as agreed upon by the Committee and the Trustee.  Such earnings (or losses) shall be based upon the actual returns achieved pursuant to the Investment Elections of each Participant.

7.4

Distributions.  There shall be charged against each Participant’s Account any payments of Vested Benefits made to the Participant or to a Participant’s Beneficiary and any Forfeitures associated therewith.

7.5

Participant Statements.  Statements that identify the Participant’s Account balance shall be provided to Participants on a basis no less frequent than quarterly.

ARTICLE 8.

THE TRUST

8.1

Establishment of Irrevocable Trust.  The Company shall establish an Irrevocable Trust, governed by the Trust Agreement, (which shall be a grantor trust within the meaning of Code §§671-678) with the Company as the grantor, for the benefit of Plan Participants and Beneficiaries of Participants, as appropriate.  The Trust shall receive and hold the Deferred Amounts, and earnings (or losses) thereon, and shall make the payments provided by the Plan. The Trust fund shall be held and invested by the Trustee at the direction of the Committee and in accordance with the Trust Agreement.

8.2

Trustee.  The Trust shall have an independent Trustee (such Trustee to have a fiduciary duty to carry out the terms and conditions of this Plan) as selected by the Company, and shall have restrictions as to the Company’s ability to amend the Trust or to cancel benefits provided thereunder.  Except to the extent that investments of the Trust fund are subject to the direction of the Committee pursuant to Section 8.3, or to the direction of investment managers appointed pursuant to Section 8.4, the Trustee shall have the sole and exclusive responsibility for investing the Trust fund.

8.3

Investment Funds.  Except as provided in Section 8.4, the Trust shall consist of two or more separate investment funds as selected from time to time by the Committee among which Participants may elect to have their respective Deferred Amounts invested. Subject to the provision of Section 8.4, the Committee shall have the authority to select and change the number of investment funds available and to set the investment guidelines of each investment fund and to otherwise set policy and establish the funding strategies utilized by the Trust, as the Committee may deem appropriate.  All or any portion of any investment fund may, on a temporary basis, be retained in cash or invested in property other than that specified as the primary type of investment for such investment fund.  Any investment fund may be partially or entirely invested in any common or commingled fund that is invested in property of the kind specified for such investment fund.

8.4

Investment Managers.  The Committee may designate one or more investment managers to control and manage (including the power to direct the acquisition and disposition of) the investment funds and to make professional investment decisions or recommendations.  The Committee shall not be liable for any act or omission of such investment managers, except as required by law.

8.5

Assets.  Assets contained in the Trust shall at all times be specifically subject to the claims of the Employer’s general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the Trust, along with a required procedure for notifying the Trustee of any such bankruptcy or insolvency. (See Section 11.5)

8.6

Funding.  The Employer shall contribute cash or cash equivalents to the Trust for the benefit of Participants as soon as practicable after the amount of each component comprising the Deferred Amounts is known for each respective Participant.  The aggregate amount to be so contributed by the Employer on a periodic basis to the Trust shall be equal to the aggregate Deferred Amounts of all Participants pursuant to Sections 5.2, 5.3, 5.4, and 5.5.

ARTICLE 9.

INVESTMENT ELECTIONS AND ALLOCATIONS

9.1

Investment Election.  Subject to the provisions of Section 8.4, each Participant shall make an Investment Election to invest his or her Account among the investment funds provided for in Section 8.3 in any combination in multiples of one percent (1%).  To the extent that a Participant shall have made no election hereunder, such Participant’s Account shall be allocated to the investment fund having investment guidelines that contemplate the least risk of loss of principal as determined by the Committee.  To the extent that a Participant makes no new election provided for hereunder in accordance with this Section 9.1, the allocation of his or her Account among the investment funds shall remain unchanged.

9.2

Change of Prior Election.  Subject to rules and procedures as the Committee may establish, each Participant may change the allocation of his Account among the investment funds provided for in Section 8.3 by making a new Investment Election.  The Committee shall have the authority and discretion to limit reallocation or trading practices that the Committee or an Investment Manager determines to be abusive or adverse to the investment fund or to the interests of other Plan participants.

9.3

Form of Election.  The Investment Elections shall be made in such form and in such manner as the Committee shall prescribe.

9.4

Transfer of Funds.  When an amount or amounts must be transferred between investment funds by reason of a Participant’s election hereunder, such amount shall be transferred to one or more of the other investment funds pursuant to such election as soon as practical.

9.5

Allocating Distributions.  Any time a distribution (as defined in Section 7.4) of part or all of the amount allocated to the Account of a Participant is made pursuant to this Plan, a pro rata share of such distribution shall be made from each investment fund in which said Account is invested.

ARTICLE 10.

BENEFICIARY DESIGNATION

10.1

Designation of Beneficiary.  Each Participant shall be entitled to designate a Beneficiary or Beneficiaries who, upon the Participant’s death, shall receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in a form prescribed by the Committee.  The Participant may change his or her designation of Beneficiary at any time, on a form prescribed by the Committee.  The filing of a new Beneficiary designation form by a Participant shall automatically revoke all prior designations by that Participant.  Notwithstanding the foregoing, such new Beneficiary designation is not effective until received by the Committee during the Participant’s lifetime.

10.2

Death of Beneficiary.  In the event that all the Beneficiaries named by a Participant, pursuant to Section 10.1 herein, predecease the Participant, the Deferred Amounts that would have been paid to the Participant shall be paid to the Participant’s estate.

10.3

Ineffective Designation.  In the event the Participant does not designate a Beneficiary, or for any reason such designation is ineffective in whole or in part, the ineffectively designated amounts shall be paid to the Participant’s estate.

ARTICLE 11.

AMENDMENT AND TERMINATION

11.1

Right to Terminate and Amend.  The Company hereby reserves the right to amend, modify, and/or terminate the Plan at any time.  While the Company contemplates carrying out the provisions of the Plan indefinitely, the Company shall be under no obligation or liability to maintain the Plan for any minimum or other amount of time.

11.2

Notice of Termination.  Upon any termination of the Plan in its entirety, the Company shall give written notice thereof to the members of the Committee, the Trustee, and to each Participant.

11.3

Effect of Termination.  Except as provided by law, upon any termination of the Plan, the Company shall thereafter be under no obligation, liability, or responsibility to make any future contribution or other payment to the Trustee on behalf of any Participant or any other person, trust, or fund for any purpose under or in connection with the Plan except as provided in Section 13.1.  Notwithstanding the foregoing, all other provisions of the Plan concerning the investment of Accounts and distribution of benefits shall continue.  No distributions of any Deferred Amounts shall be made or accelerated on account of the termination of the Plan except as otherwise permitted by §409A of the Code or regulations issued thereunder.

11.4

Limitations on Amendments.  The provisions of this Article 11 are subject to and limited by the following restrictions:

(a)

No such amendment or termination shall in any manner adversely affect any Participant’s rights to contributions previously made, or to Pay previously deferred, or earnings thereon, without the consent of the Participant.

(b)

The provisions of the Trust may only  be amended or modified with the written consent of both the Company and the Trustee.

11.5

Merger, Consolidation, Reorganization, or Transfer.  The merger, consolidation, or reorganization of the Company, or the sale or transfer by it of all or substantially all of its assets shall not terminate the Plan if there is delivery to the Company by the Company’s successor or by the purchaser of all or substantially all of the Company’s assets, of a written instrument requesting that the successor or purchaser be substituted for the Company and agreeing to perform all the provisions hereof which the Company is required to perform.  Upon the receipt of said instrument, with the approval of the Company, the successor or the purchaser shall be substituted for the Company herein, and the Company shall be relieved and released from any obligations of any kind, character, or description herein or in any trust agreement imposed upon it.

ARTICLE 12.

PARTICIPATION IN AND WITHDRAWAL FROM THE PLAN BY AN EMPLOYER

12.1

Affiliate Participation in the Plan.  Any Affiliate which desires to become an Employer hereunder may elect, with the consent of its board of directors, to become a party to the Plan and Trust Agreement by adopting the Plan for the benefit of its eligible employees, effective as of the date specified in such adoption:

(a)

by filing with the Company a certified copy of a resolution of its board of directors to that effect, and such other information as the Company may require; and

(b)

by the Company’s filing with the then Trustee a copy of such resolution, together with a certified copy of resolutions of the adopting organization’s board of directors approving such adoption.

The adoption resolution may contain such specific changes and variations in Plan or Trust Agreement terms and provisions applicable to such adopting Employer and its employees as may be acceptable to the Company and the Trustee.  However, the Company reserves the sole, exclusive right of any other amendment of whatever kind or extent to the Plan or Trust Agreement.  The Company may not amend specific changes and variations in the Plan or Trust Agreement terms and provisions as adopted by the Employer in its adoption resolution without the consent of such Employer.  The adoption resolution shall become, as to such adopting organization and its employees, a part of this Plan as then amended or thereafter amended and the related Trust Agreement.  It shall not be necessary for the adopting organization to sign or execute the original or then amended Plan and Trust Agreement documents.  The coverage date of the Plan for any such adopting organization shall be that stated in the resolution or decision of adoption, and from and after such effective date, such adopting organization shall assume all the rights, obligations, and liabilities of an individual employer entity hereunder and under the Trust Agreement.  The administrative powers and control of the Company, as provided in the Plan and Trust Agreement, including the sole right to amendment, and of appointment and removal of the Committee, the Trustee, and their successors, shall not be diminished by reason of the participation of any such adopting organization in the Plan and Trust Agreement.

12.2

Withdrawal from the Plan.  Any Employer, by action of its board of directors or other governing authority, may withdraw from the Plan and Trust Agreement after giving 90 days’ notice to the Company, provided the Company consents to such withdrawal.  The Company shall thereafter be under no obligation, liability or responsibility to make any future contribution or other payment to the Trustee on behalf of any employee or any other person with respect to such Employer under the Plan.  No distributions of any Deferred Amounts shall be made or accelerated on account of the Employer’s withdrawal except as otherwise permitted by §409A of the Code or regulations issued thereunder.

ARTICLE 13.

MISCELLANEOUS

13.1

Costs of the Plan.  All costs of implementing and administering the Plan shall be borne by the Employer.

13.2

Nontransferability.  Participants’ rights to their Accounts under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  In no event shall the Employer make any payment under the Plan to any assignee or creditor of a Participant or to any assignee or creditor of a Participant’s Beneficiary.

13.3

Successors.  All obligations of the Employer under the Plan shall be binding upon and inure to the benefit of any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.

13.4

Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.5

Applicable Law.  To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Illinois.